SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [X] Soliciting Material Under Rule 14a-12

                         PENNWOOD BANCORP, INC.
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                (Name of Registrant as Specified in Its Charter)


- - --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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FIDELITY                    1009 PERRY HIGHWAY*PITTSBURGH, PENNSYLVANIA 15237
Bancorp, Inc.                    TELEPHONE 412/367-3300*FAX412/364-6504
==============================================================================


______________________________________________________________________________

                                PRESS RELEASE

______________________________________________________________________________


 RELEASE DATE:                                          CONTACT:


 February 18, 2000                              Fidelity Bancorp, Inc.
                                                William L. Windisch
                                                (412) 367-3300


                                                Pennwood Bancorp, Inc.
                                                Paul S. Pieffer
                                                (412) 761-1234




                   FIDELITY BANCORP, INC. ANNOUNCES MERGER
                         WITH PENNWOOD BANCORP, INC


     Pittsburgh, Pennsylvania, February 18, 2000: Fidelity Bancorp, Inc. (NASDAQ -- "FSBI") and Pennwood Bancorp, Inc. ("OTC BB -- "PWBK") jointly announced today the signing of a Definitive Agreement and Plan of Merger, whereby Fidelity will acquire all of the outstanding common stock of Pennwood for $13.10 per share in cash. This represents an acquisition value of approximately $7.5 million or 113% of Pennwood's stated book value at December 31, 1999. The acquisition is subject to several contingencies, including approval by the stockholders of Pennwood and receipt of regulatory approval.

     Pennwood will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC").
WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Pennwood will be available free of charge from the Corporate Secretary of Pennwood at 683 Lincoln Avenue, Pittsburgh, PA 15202, telephone (412) 761-1234. Documents filed with the SEC by Fidelity will be available free of charge from the Corporate Secretary of Fidelity at 1009 Perry Highway, Pittsburgh, PA 15237, telephone (412) 367-3300. INVESTORS SHOULD READ THE PROXY STATEMENT
CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.



 FIDELITY
 Bancorp, Inc.                                      PRESS RELEASE (Continued)



     Pennwood and its directors and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Pennwood stockholders to approve the merger. Pennwood's board of directors is composed of Mary M. Frank, Robert W. Hannan, Michael Kotyk, John B. Mallon, Paul S. Pieffer, C. Joseph Touhill and H. J. Zoffer. Collectively, the directors and executive officers at Pennwood may be deemed to beneficially own approximately 24% of Pennwood's common stock. This ownership information is as of December 31, 1999. As a result of consummation of the merger, all stock options and shares of restricted stock awarded under Pennwood's stock benefit plans will vest. Holders of Pennwood's stock options will receive cash in an amount equal to the difference between $13.10 and the option exercise price.

     Fidelity Bank, the subsidiary of Fidelity Bancorp, Inc., is a full-service community bank operating from nine offices in Allegheny and Butler Counties, Pennsylvania. Pennwood Savings Bank, the subsidiary of Pennwood Bancorp, Inc., operates from three offices in Pittsburgh and Kittanning, Pennsylvania. William L. Windisch, President and Chief
Executive Officer of Fidelity, stated, "We are pleased to announce the acquisition of Pennwood. This will be a positive addition to the Company. Merging Pennwood into Fidelity will permit us to offer our full line of financial services to Pennwood customers and the residents and businesses in their communities. We expect the acquisition to be accretive to earnings during the first year." Paul S. Pieffer, President and Chief Executive Officer of Pennwood said, "We are delighted to become part of Fidelity, a local community-oriented financial institution. We believe the transaction is in the best interests of our stockholders, customers, and employees. We believe this merger will provide long term benefits for our customers." At December 31, 1999, Fidelity had total assets and stockholders' equity of $497.5 million and $24.7 million, respectively.